Exhibit 99.1

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

ANGIODYNAMICS

Moderator: Kim Golodetz

March 29, 2005

3:30 pm CT

Operator:	Welcome to the AngioDynamics Fiscal Year 2005 Third Quarter Results conference call.

At this time all participants are in a listen-only mode.

Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone.

If anyone has difficulty hearing the conference, please press star 0 for Operator assistance.

As a reminder this conference is being recorded today, March 29, 2005.

I would now like to turn the conference over to Ms. Kim Golodetz. Please go ahead ma’am.

Kim Golodetz:	Thank you. This is Kim Golodetz with Lippert/Heilshorn & Associates. Thank you all for participating in today’s call.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Joining me this afternoon from AngioDynamics are Eamonn Hobbs, President and Chief Executive Officer and Joseph Gerardi, Chief Financial Officer.

This call will follow the standard format beginning with prepared remarks by management and then we’ll open up the call for questions.

About 1/2 an hour ago, AngioDynamics announced financial results for the third quarter of fiscal year 2005. If you have not received this news release or if you would like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Cheryl Guretin.

This call is being broadcast live over the Internet and the recording of the call will be available for the next 12 months on the Company’s Web site at www.angiodynamics.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of AngioDynamics.

I encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation, the company’s Forms 10-K and 10-Q which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

The content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, March 29, 2005.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

AngioDynamics undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to Eamonn Hobbs. Eamonn?

Eamonn Hobbs:	Thanks Kim. Good afternoon everyone and thank you for taking the time to participate in our fiscal third quarter financial results conference call.

As you can see from the press release we issued about 30 minutes ago, we have handily exceeded our overall goal of 20% growth in net sales, recording a 24% increase during the quarter.

Net earnings were up 59%, which was sharply higher than our profit goal of 35% growth and operating income nearly doubled compared to the prior year.

We are extremely pleased that strong unit growth spanned all our product lines and while some products contributed more than others, our diversified portfolio is well positioned in the peripheral vascular disease market.

Before I give you some color on the quarter and details on our future plans, I’ll ask Joe Gerardi to review the financial details of the quarter.

Joseph Gerardi:	Thanks Eamonn. Good afternoon everyone. This was a particularly gratifying quarter for us in terms of sales performance as well as gross margin and operating margin improvements. Let me work my way — excuse me — let me work my way down on the income statement by touching on a few key highlights.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

As Eamonn indicated, our net sales for the third quarter ended February 26, 2005 rose 24% to $15.5 million, from $12.5 million for the third quarter ended February 28, 2004.

Continuing to trend for the past quarters, the increase was primarily due to strong growth from our newest products along with continued gains across the entire diversified product portfolio.

Increased unit sales were the major contributing factor to the sales growth during the quarter, as only 1.3 percentage points on the total net sales growth of 24% was attributable to price increases.

Gross profit was up 29% to $8.6 million for the quarter, compared with gross profit of $6.7 million for the prior year quarter. Gross margin for the third quarter was 55.4%, up from 53.4% for the comparable 2004 quarter.

The increase in gross margin was due to a sales mix favoring higher margin products such as our new Morpheus CT PICC product, hemodialysis products and our VenaCure disposables.

We also are benefiting from a lower raw material cost resulting from volume and price purchase discounts from a major supplier.

Operating profit for the third quarter nearly doubled to $2.1 million, up from $1.1 million for the third quarter of last year.

We continue to make calculated investments in our sales force to expand our current territories. As such, SG&A expenses totaled $5.4 million, a modest 17% increase over the comparable fiscal 2004 period when we incurred additional costs related to new product launches.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

And of course, as sales increase, so does the related commission expense.

Overall SG&A expenses are in line with our guidance of 35% to 36% of net sales.

R&D expenses at 7% of net sales were $1 million, up 5% over the $976,000 reported in a comparable 2004 period.

The increase is attributable primarily to an installment payment under a distribution agreement and the legal expenses.

Our effective tax rate for 2005 quarter was 43%, compared to 28% for the 2004 quarter.

The prior year effective tax rate reflects our former parent company’s use of a capital loss carry-forwards under a tax sharing arrangement to offset capital gains that it had incurred.

The current year rate reflects our inability to recognize an immediate income tax benefit on a one-time impairment charge to our investment in Surgica Corporation.

Without this charge, our effective tax rate for 2005 quarter would have been 37%.

Turning to the bottom line, net earnings for fiscal 2005 third quarter increased 59% to $1.1 million or 9 cents per diluted share from $700,000 or 7 cents per diluted share for the fiscal 2004 third quarter.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

The increase was attributable primarily to increased product sales, higher gross margins and reduced interest expense, offset by a higher operating expenses and a one-time impairment charge of $300,000, reducing the net realizable value of our investment in Surgica Corporation to 0.

Our previously negotiated registration rights and distribution agreements with Surgica remain in force and we continue to purchase and sell products related to their operations.

The $300,000 loss was included in our other expenses and reduced our earnings per diluted share by 2 cents.

To drill down into our segment sales, we’ll share with you the following metrics.

Our faster growing products for the second consecutive quarter included our vascular access line featuring our new Morpheus CT PICC product.

• Sales from our vascular access line increased 148% or $1.2 million compared with the prior year.

• Sales of VenaCure products increased 17% or $247,000 over the prior year.

• Sales of our hemodialysis products increased 17% or $594,000 over the prior year and

• Sales of our angiographic products increased by 16% or $637,000 versus the fiscal 2004 third quarter.

For the nine months ended February 26, 2005 we recorded net sales of $43 million, a 23% increase over the comparable prior year period.

Gross profit for the nine months was $23.6 million or 55% of net sales, up from $18.3 million from 52.3% of net sales for the fiscal 2004 period.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Net earnings for the first nine months of fiscal 2005 increased 81% to $2.9 million or 24 cents per diluted share, up from $1.6 million or 16 cents per diluted share for the first nine months of the fiscal 2004.

Cash, cash equivalents and marketable securities were $25 million as of February 26, 2005, compared to $2.5 million as of May 29, 2004. This increase was due primarily to the proceeds we received from our initial public offering and our positive operating cash flows.

Cash flows from operations continue to be very strong. For the first nine months of fiscal 2005, we generated net cash from operations of $3 million, compared to $1.1 million for the fiscal 2004 period.

Our net accounts receivable as of February 26, 2005 stood at $8.4 million, little change from May 29, 2004 and represents day sales outstanding of 48 days.

And with that I’d like to turn the call back to Eamonn.

Eamonn Hobbs:	Thanks Joe. We are very pleased with our third quarter results and progress. And as Joe explained, we continue to make great strides in converting our research and development dollars into excellent products and with growing sales.

We currently see no reason why this growth will not continue into the near future. An important feature of our company is a diversified portfolio of innovative products serving the needs of the high-growth peripheral vascular disease marketplace.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

This diversification affords us the ability to make strategic decisions and allocate resources on a quarterly basis driven by product demand and opportunity.

Another important aspect of our business is that we did not compete on the basis of price and we do not intend to provide our customers with commodity-like products. Instead, we seek to innovate and create superior proprietary products that will command a strong price premium, capture market share and in some cases serve to grow the market.

Experience has taught us that our physician customers are willing to pay for cutting edge products as these products tend to improve patient comfort, provide better patient outcomes, save time and reduce procedural costs.

Part of our strategy before committing resources to a particular market is to determine if we can dominate that market. We are doing that with several of our products at the moment. What is even more gratifying is when we can enter a particular space, redefine the market by setting a higher standard and at the same time expand the size of that market.

This has certainly been the case with our Morpheus CT PICC, which was released nationally during the second quarter of fiscal 2005. The Morpheus CT PICC was designed in-house at AngioDynamics as a first in class product to provide increased flexibility to both administer medication and to perform CT imaging using a single PICC line. Morpheus has brought this increased performance to the industry and now its physicians no longer have to create a second access site in the patient’s other arm to carry out their contrast-enhanced CT procedures.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Because the Morpheus CT PICC was internally developed, we have strong IP and very attractive margins. Better yet, physicians readily recognize the advantages of this product and they have quickly incorporated it into their practices. This uptake has outperformed our initial projections for the quarter.

At the current price levels for Morpheus CT PICC we believe it competes in a market of about $180 million annually.

Also along the lines of innovation, we announced the national launch of our even more chronic hemodialysis catheter during the third quarter and we are excited about the niche that this product fills.

EvenMore, is an internally manufactured 14.5 French end hole design catheter that offers less than 5% recirculation rates. This catheter’s low profile lumen to wall ratio is designed to deliver high volume flow. It was designed for long-term use with our proprietary Durathane shaft, which offers high resistance to chemicals used to clean the insertion site.

With this product we are taking the value added approach by offering it in a kit that includes the EmboSafe valve splitable sheath dilator which is a sheath designed to reduce the risk of blood loss and air intake while allowing for a smooth catheter insertion.

Our newest product launches are the TOTAL ABSCESSION draining catheter and the VenaCure Tre Sheath, which - we will be introducing at the annual meeting of the Society of Interventional Radiology later this week.

The TOTAL ABSCESSION features a proprietary patent pending, tamper resistant locking mechanism known as the VAULT™. This unique feature eliminates additional procedures to replace drainage catheters when the locking the pigtail shape becomes unlocked during routine catheter maintenance.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

The VAULT™ represents significant value to both the physician and the patient in terms of both physician time and patient comfort.

The TOTAL ABSCESSION catheter also features the ability to aspirate while the pigtail is in both the locked or unlocked position, allowing the physician accuracy in placement and greater versatility for draining in complex situations.

We are also launching some significant improvements for our patent pending ultrasonically and fluoroscopically visible Tre Sheath, which is contained in our VenaCure disposable kit.

We have added a DURATION™ hydrophilic coating technology. This will allow for a smoother transition through very tortuous veins and veins that go into spasm. The sliding sheath gauge will now be a bright white color. This will allow for precise measuring under dimly lit treatment room conditions.

The external package micro access set has been redesigned to be more user friendly in a sterile environment.

We feel that these improvements further distinguish AngioDynamics as the leader in innovative varicose vein technology.

During the third quarter we continued to gain acceptance of our VenaCure procedure and increased sales of accompanying disposables but the rate of growth during the quarter was less than that of previous quarters.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

To a large extent this was because our sales force was committed to the nationwide launch of the Morpheus CT PICC, with the goals of firmly establishing this superior product and generating strong awareness for the product in Q3.

With the successful introduction of the Morpheus CT PICC behind us, for the current quarter we are moving sales’ focus back to VenaCure with the call points to include Surgi Center’s physician offices in addition to the traditional hospital base.

As an important part of peripheral vascular disease, we are committed to the treatment of varicose veins. It is a large and growing market with an estimated 1/2 of all Americans over the age of 60 suffering from varicose veins.

We are also committed to innovation in this and all the markets we compete in. We believe that Sotradecyl, a schlosering drug which was recently approved by the FDA combined with our currently available precision drug delivery catheter technology such as Pulse*Spray will become an important method of treating varicose veins. Sotradecyl has been shown to be an effective treatment of small and complicated varicose veins of the lower extremities in addition to ablation of the greater saphenous vein.

Catheter directed schlerotherapy has the advantages of requiring no investment in capital equipment and requires no Tumescent anesthesia because it is virtually pain free.

We believe that lasers will continue to be an important part of the vein treatment market for some time to come but that lasers will eventually be eclipsed by catheter directed schlerotherapy as has been seen in Europe.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

This approach to treating varicose veins has the potential for greater IP protection and higher gross margins for AngioDynamics compared with VenaCure and best of all we can design this therapy to incorporate some of our existing patented products.

We are excited about these opportunities and will provide you with updates as material news occurs.

We expect that the Sotradecyl drug will begin shipping in the USA as early as August of this year.

Turning to our ongoing litigation with Diomed, two weeks ago we announced that AngioDynamics attorneys briefed the court during the Markman proceeding on the claim interpretation issues which highlighted the differences between the AngioDynamics product and the methods claimed by Diomed’s 777 patent.

We analyzed the Diomed patent and had a written opinion of non-infringement from outside patent counsel prior to entering this market. Based on that written opinion and on the hearing, we are confident that the claim interpretation position presented by our attorneys supports our position of non-infringement of patent in validity.

We expect the court to issue the claim interpretation ruling within approximately one month. This ruling will set the definition of the disputed clauses in each asserted claim. The court’s claim interpretation will be used to assess the issues of alleged patent infringement and invalidity during the remainder of the litigation.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

As I’m sure you’ll understand, there is nothing more I can add to that overview and I would appreciate if no questions were asked on that particular topic.

Turning now to our financial guidance for the remainder of fiscal 2005, we expect net sales growth to be approximately 22% or approximately $60 million in revenues. And we expect net earnings to approach $4.2 million for the year.

We affirm our expectation that R&D expenditures will be approximately 8% of net sales and that SG&A expenses will be approximately 35% of net sales.

We plan to add five members to our sales staff during the fourth quarter, bringing the total to 44 by the end of the current fiscal year.

We believe that we will be in a position to offer fiscal 2006 guidance in late May or early June.

As a final topic before we open the call up to questions, as I mentioned later this week we will be at our biggest meeting of the year, the annual meeting of the Society of Interventional Radiology which will be held March 31 through April 5 in New Orleans.

As usual we will be showcasing some of our newer products at that meeting. This year in addition to Morpheus, we will be highlighting Total Abscession, a new general drainage catheter and Tre Sheath, a new hydrophilic coated, ultrasonically and fluoroscopically visible sheath for our VenaCure laser treatment for severe varicose veins.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

That ends our formal remarks. Operator, we would like to now open up the call to questions.

Operator:	Ladies and Gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star followed by the number 1 on your telephone keypad.

You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star followed by the number 2.

If you are using a speakerphone please pick up your handset before entering your request.

One moment please for the first question.

Your first question comes from Phil Nalbone with RBC.

Phil Nalbone:	Good afternoon. Eamonn, I’m hoping you can spend a little bit of time on your comment regarding next opportunity in leg vein therapy. I think what you’re telling us here is that there’s an entirely new product in the pipeline. Can you talk a little bit about schlerotherapy, number one, the extent of use of schlerotherapy currently in the US and overseas, two, what does Angio purport to bring to the table here that’s differentiated, third, you know, what clinical data exists supporting this approach and then finally, could you please comment on the availability of reimbursement and exactly what the value proposition is relative to the thermal therapies, especially laser.

Eamonn Hobbs:	Okay. Well hi Phil, how are you?

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Phil Nalbone:	Well, how are you? Are - we - I think we really need to teach in here Eamonn. I think you’re…

Eamonn Hobbs:	You got it, you got it.

Phil Nalbone:	Making an announcement here and I think a lot of people are going to be need to be brought up to date on exactly what schlerotherapy is and how it fits into treatment regiments.

Eamonn Hobbs:	Certainly. Well taking us back to two years ago when AngioDynamics entered the marketplace with the VenaCure laser, I was quoted as saying that I doubted that we would be in the laser business in five years. Well that was two years ago and I believe that there is still a healthy laser market available to us for some time to come, possibly as long as three years.

But two years ago and I reaffirm today I am a strong believer that catheter directed schlerotherapy is going to become the standard procedure for greater saphenous vein ablation as it has become in Europe.

And the reason I believe this is that the US market has been using schlerotherapy on and off for over 60 years and there are a plethora of publications that discuss in great detail both large and small vein ablations using various schlerotherapy agents, including sodium tetradecyl sulfate, the chemical name for Sotradecyl and the results are - have improved and have been very very consistent over time.

The reason why the US has not been pursuing schlerotherapy in the last - at least eight years is because there has been no FDA approved schlerotherapy agent readily available in the United States, forcing physicians to either have

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

them compounded at a local pharmacy under a doctor’s order, their own order, which by the way increases the physician’s liability tremendously or there have been reports of importations of schlerotherapy agents from countries such as Canada and the United Kingdom into the United States which obviously isn’t something that can be used legally.

So with the advent now of a FDA approved schlerotherapy agent, we believe that the market is going to embrace catheter directed schlerotherapy for larger veins in a aggressive way. And the reason we believe that is because schlerotherapy offers some significant advantages over a minimally invasive technique such as laser and certainly over radio frequency techniques. It requires no Tumescent anesthesia because it’s virtually pain free and there’s no heat or burning sensation.

The schlosering agent, Sotradecyl, is a mild soap and actually desiccates the interior lining of the vein causing it to dry out and ablating it. And this causes no sensation to the patient and it shortens the procedure time significantly. Now the longest aspect of a laser procedure currently is the application of Tumescent anesthesia, which is the infusion of diluted lydocaine around the vein, creating a thermal buffer area between the heat of the boiling blood and the surrounding tissue which contains nerves.

So schlerotherapy doesn’t have that shortcoming. It doesn’t require any of those steps, so that cuts the procedure time virtually in half.

The - as I said, the European market is dominated by schlerotherapy and there a number of readily available approved rugs to be used for schlerotherapy such as sodium tetradecyl sulfate or Sotradecyl and polidocanol, another soap-like drug.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

So we see that happening in the United States because there’s precedent and there is good scientific data to back it up.

Now one of the shortcomings with catheter directed schlerotherapy has always been the delivery systems that were available and that recurrence rates were somewhat higher than were desirable because the ability to uniformly distribute the drug over the entire vein wall to be ablated was not there with using end hole or side hole catheters.

Our Pulse*Spray technology - Pulse*Spray catheters, Uni*Fuse catheters has the ability to uniformly distribute any drug placed through it very very evenly over whatever vessel it’s in and we’ve demonstrated the capability of this product quite readily in the last 14 years of marketing the product in the field of thrombolysis where we were infusing very uniform infusions of thrombolytic agents such as Urokinase and TPA.

The same technology can be adapted to distribute the schlerotherapy agents that the now FDA approved schlerotherapy agents in a uniform way which should bring recurrence rates down to levels that are comparable to laser and RF.

With all of that in mind, we see with or without AngioDynamics help the market moving towards schlerotherapy as being at first an entry level, possibly adjunctive technique for ablating greater saphenous veins and that evolution over a number of years creating or becoming the market leader in that space over lasers and RF.

As far as reimbursement goes, the current situation is that there is reimbursement for schlerotherapy procedures and the reimbursement is favorable to that of laser and RF, especially considering the procedure time involved. So we don’t see reimbursement as being an impediment to the uptake here.

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Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Phil Nalbone:	Can you cite a specific CPT code or tell us kind of what that physician’s fee looks like?

Eamonn Hobbs:	Well the - we’ve been surveying, you know, this was a very complex question as to which CPT codes are being used and what the reimbursements are but - and the way we identify these is typically by surveying customers that are performing the procedures and asking them how their - what CPT codes they’re using and how they’re being reimbursed and the CPT code that we have found being used most often in our surveys is 37204 which is a code used for the ablation of a blood vessel under image guidance.

Phil Nalbone:	Okay. And would you care to comment at this time on how you would expect to price the combined product - the procedure kit?

Eamonn Hobbs:	Well we’re not there yet. We think the procedure kit itself should price in the $250 to $300 range. The drug is - we anticipate being priced in about the $50 range per procedure.

Phil Nalbone:	Okay. Great Eamonn, thanks. I’m going to go back into the queue.

Operator:	Your next question comes from Jason Bedford with Adams Harkness.

Jason Bedford:	Hi guys. Good afternoon.

Eamonn Hobbs:	Hey Jason, how are you.

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Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Jason Bedford:	Good. Just a quick question to follow on the prior explanation in terms of, you know, it looks like Bioniche
Pharmaceuticals is the only company with that approved schlosering agent. Are you going to pursue an exclusive agreement with that company? And then secondly, what’s the timing for a product introduction?

Eamonn Hobbs:	Well the timing for the product introduction we believe to be as early as August of this year for the Bioniche Sotradecyl. As far as our pursuit of an exclusive with Bioniche, that is something we certainly are considering and - but I would like to stress that - strongly considering actually but I would like to stress that whether or not we distribute that drug, the drug is going to be distributed in the United States and the customer uptake is - the customer demand is already very high.

We see this happening with our help or without it so we are not - certainly we’d like to facilitate it because it really strengthens some of our core technology or leverages some of our core technology strengths I should say. And we would look forward to playing as a big a role as possible in the roll out of that drug.

Jason Bedford:	And in terms of - are there any regulatory hurdles that you have to jump through to combine the two products?

Eamonn Hobbs:	Well that’s a very good question. We don’t anticipate that there are going to be any significant regulatory hurdles because the drug is approved. It has - it was approved in the United States and distributed by Wyeth for decades with a very very solid safety profile. Wyeth for manufacturing reasons withdrew from the market about eight or plus years ago.

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Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

It had nothing to do with the safety profile of the drug. As far as our devices go they are - our technology is currently FDA approved and commercially available. We will be working on applying that technology in enhanced products, specifically to this application as time goes on in the very near future. But our current products technology is really fully developed.

Jason Bedford:	Okay great. And then I guess just switching gears a little bit, can you comment on trends with VenaCure in terms of box versus disposable sales in the quarter?

Eamonn Hobbs:	Yes I can. The - in the quarter we sold 22 lasers and the - that actually represented a decrease in laser sales over the prior year where we had sold 30 lasers in the quarter and laser box sales definitely require a lot of sales force time and our sales force in Q3 was - and Q2 for that matter were directed towards the Morpheus to get that firmly established and the ball rolling, which they’ve done a brilliant job doing. We are refocusing them on laser sales in Q4.

Consumable sales of VenaCure kits was up 100 - almost 140% over the prior year and reached almost $1 million in the quarter.

So that brings our total number of lasers to at the end of Q3 to 247 and interesting, the distribution between hospital and office is definitely swinging towards the office. Of the 22 we sold in Q3, 18 of them were sold to office practices or 82%. So we’re seeing an 80-20 rule evolve where a year ago it was more on the 50-50% range.

Jason Bedford:	Okay. And then just given the shift in focus of the sales force back to VenaCure, is it safe to assume there’s going to be an acceleration beyond that 17% growth that you saw this quarter?

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Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Eamonn Hobbs:	Yes yes. We anticipate that we’ll return to more - much higher levels based on the renewed focus on VenaCure sales and specifically VenaCure sales in the office practices where the real big growth is.

Jason Bedford:	Okay great. I’ll get back in queue. Thanks.

Eamonn Hobbs:	Thanks.

Operator:	Once again Ladies and Gentlemen, as a reminder, to register for a question please press star followed by the number 1 on your telephone keypad.

Your next question comes from Will Krause with AH Lisanti.

Will Krause:	Hi, thanks for taking my question. I was wondering if you could give the same sort of breakout numbers on the Morpheus CT PICC that you just gave on the VenaCure please?

Eamonn Hobbs:	Sure. Well in Q2 we did approximately $ .5 million. It - that was the introductory quarter in Morpheus CT and in Q3 we did slightly over $1 million. And that is a 100% increase. We’re on a real roll with that product. The uptake has been really wonderful.

It’s exceeded our expectations and we would expect it to - it was our fastest growing product for the quarter and we would expect that that’s going to continue to be the case for some time. That is a, as I’ve stated, $180 million US marketplace and there - we’re just scratching the surface with that product.

Will Krause:	Okay. And in terms of other major products besides the VenaCure and the Morpheus, can you provide some more numbers on those? I think you gave a little bit on the angio flow catheters but can you kind of rehash those numbers and I just want to make sure I’ve got them down?

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Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Eamonn Hobbs:	Sure. The overall image guided vascular access line increased 148% or $1.2 million.

Will Krause:	Okay.

Eamonn Hobbs:	VenaCure overall increased 17% or $247,000. Hemodialysis increased 17% or $594,000, angiographic products 16% or $637,000.

Will Krause:	That’s Q3 right?

Eamonn Hobbs:	That was Q3.

Will Krause:	Okay, do you have the Q2 numbers in terms of percentage increase for each of those four categories?

Eamonn Hobbs:	I don’t have those handy.

Will Krause:	You don’t have those handy?

Eamonn Hobbs:	No the - we can certainly get them to you though.

Joseph Gerardi:	It’s actually - if you go to our Web site…

Will Krause:	Yeah.

Joseph Gerardi:	Our last quarter conference call is on there and they’ll be on there.

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Moderator: Kim Golodetz

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Confirmation # 4979020

Will Krause:	Okay great, thank you very much.

Joseph Gerardi:	You just have to listen to the whole conference over again.

Will Krause:	Thanks.

Eamonn Hobbs:	We can email them to you also.

Will Krause:	Okay that’d be good. Is there a number I can take down to give somebody my address or…

Eamonn Hobbs:	Certainly if you…

Joseph Gerardi:	You can email me at jgerardi@angiodynamics.com.

Will Krause:	Okay. Gerardi.

Joseph Gerardi:	G-E-R-A-R-D-I.

Will Krause:	R-A-R-D-I. Okay thank you.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Eamonn Hobbs:	Well, thanks again for your continued interest in AngioDynamics and for taking the time to participate in today’s call.

I think you can all see that our strategy of providing a diversified product portfolio to treat peripheral vascular disease is working well and that the company is moving ahead actually and continues to exceed expectations. We look forward to speaking with you again soon.

ANGIODYNAMICS

Moderator: Kim Golodetz

03-29-05/3:30 pm CT

Confirmation # 4979020

Operator:	Ladies and Gentlemen, that concludes your conference all for today.

We thank you for your participation and ask that you please disconnect your lines.

END